UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2011

AMN Healthcare Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16753	06-1500476
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12400 High Bluff Drive; Suite 100

San Diego, California 92130

(Address of principal executive offices)

Registrant’s telephone number, including area code: (866) 871-8519

NOT APPLICABLE

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Second Amendment to Credit Agreement

On July 25, 2011, AMN Healthcare, Inc. (the “Borrower”), AMN Healthcare Services, Inc. (“AMN”) and certain subsidiaries of AMN, as guarantors, certain lenders (the “First Lien Lenders”) and Bank of America, N.A., as administrative agent for the First Lien Lenders, entered into a Second Amendment (the “Second Amendment”) to the Credit Agreement dated as of December 23, 2009 (as amended, the “First Lien Credit Agreement”). Among other things, the Second Amendment:

(a)	increased the revolver portion of the First Lien Credit Agreement (the “Revolver Facility”) from $40,000,000 to $50,000,000,

(b)	added an accordion feature, which allows the Borrower, subject to certain conditions, to request an increase of up to $15,000,000 in the Revolver Facility with a minimum requested increase of $5,000,000,

(c)	reduced in certain circumstances the amount of mandatory excess cash flow prepayments the Borrower must make on the Loans after each fiscal year,

(d)	adjusted certain financial covenants, including the Consolidated Leverage Ratio, the Consolidated First Lien Leverage Ratio, and the Consolidated Fixed Charge Coverage Ratio, and

(e)	modified the period of time permitted for certain cash integration adjustments related to the calculation of Consolidated EBITDA to include fiscal quarters ending March 31, 2012, June 30, 2012 and September 30, 2012.

In addition, under the First Lien Credit Agreement, the Revolver Facility, including any increase from the use of the accordion feature described above, will continue to carry an unused fee of 0.75% per annum. Borrowings under the Revolver Facility will continue to bear interest at floating rates based upon either a LIBOR or a prime interest rate option selected by the Borrower, plus a spread of 5.50% and 4.50%, respectively. There are no mandatory reductions in the revolving commitment under the Revolver Facility. The Borrower is required to make additional customary mandatory prepayments with the proceeds of certain asset dispositions, extraordinary receipts, debt issuances and equity issuances as well as a percentage of annual excess cash flow. The maturity date of the Revolver Facility is August 31, 2014 (the “Revolving Maturity Date”). Subject to acceleration because of an occurrence and continuance of an Event of Default (as defined in the First Lien Credit Agreement), the outstanding principal amount of the Revolver Facility is due on the Revolving Maturity Date.

All borrowings under the First Lien Credit Agreement, including borrowings under the Revolver Facility, are secured by substantially all of the assets of the Borrower and the applicable guarantors.

This description of the Second Amendment is a summary and does not contain all of the exceptions and qualifications that may apply. It is qualified in its entirety by reference to the Second Amendment, which will be filed with the SEC with AMN’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and the First Lien Credit Agreement. Unless the context indicates otherwise, capitalized terms used in this description without definition have the meanings ascribed to them in the Second Amendment.

Certain of the First Lien Lenders and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which they have received, and may in the future receive, customary fees.

First Amendment to Second Lien Credit Agreement

On July 25, 2011, the Borrower, AMN and certain subsidiaries of AMN, as guarantors, certain lenders (the “Second Lien Lenders”) and Bank of America, N.A., as administrative agent for the Second Lien Lenders, entered into a First Amendment (the “First Amendment”) to the Second Lien Credit Agreement dated as of September 1, 2010. Among other things, the First Amendment:

(a)	reduced in certain circumstances the amount of mandatory excess cash flow prepayments the Borrower must make on the Loan after each fiscal year,

(b)	adjusted the Consolidated Leverage Ratio and Consolidated Fixed Charge Coverage Ratio financial covenants, and

(c)	modified the period of time permitted for certain cash integration adjustments related to the calculation of Consolidated EBITDA to include fiscal quarters ending March 31, 2012, June 30, 2012 and September 30, 2012.

This description of the First Amendment is a summary and does not contain all of the exceptions and qualifications that may apply. It is qualified in its entirety by reference to the First Amendment, which will be filed with the SEC with AMN’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. Unless the context indicates otherwise, capitalized terms used in this description without definition have the meanings ascribed to them in the First Amendment.

Certain of the Second Lien Lenders and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which they have received, and may in the future receive, customary fees.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN HEALTHCARE SERVICES, INC.
Date: July 26, 2011	By:	/s/ Susan R. Salka
Susan R. Salka
President and Chief Executive Officer

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